Exhibit 99.1

Contact:	Douglas Armer (212) 655-0220
Capital Trust, Inc. Adopts Tax Benefits Preservation Rights Agreement
New York, NY — March 3, 2011 — Capital Trust, Inc. (NYSE: CT) today announced that its Board of Directors has adopted a tax benefits preservation rights agreement designed to preserve certain of its tax assets (the “Rights Agreement”). The Rights Agreement is similar to tax benefits preservation rights agreements adopted by other public companies that also have significant, similar tax assets.
By adopting the Rights Agreement, Capital Trust’s Board of Directors is seeking to protect Capital Trust’s ability to carry forward its net operating losses and certain other tax attributes (collectively, the “Tax Benefits”). Capital Trust has experienced and may continue to experience substantial net operating losses for federal and state income tax purposes. In general, Capital Trust may “carry forward” net operating losses in certain circumstances to offset current and future taxable income, which would reduce federal and state income tax liability.
However, if Capital Trust experiences an “ownership change”, as defined for purposes of Section 382 of the Internal Revenue Code of 1986, as amended, its ability to use the Tax Benefits could be materially limited. Generally, for Capital Trust, an “ownership change” occurs if there is a change in ownership of more than 50% of its common stock during any three year period. For this purpose, determinations of ownership changes are generally limited to shareholders deemed to own 5% or more of the Company’s common stock.
Effective today, if any person or group acquires 4.9% or more of the outstanding shares of Capital Trust’s common stock (subject to certain exceptions), there would be a triggering event under the Rights Agreement resulting in significant dilution of the ownership interest of such person or group in Capital Trust’s common stock.
As part of the Rights Agreement, Capital Trust’s Board of Directors authorized a dividend of one right for each outstanding share of Capital Trust’s common stock. The rights will be distributed to stockholders of record as of March 14, 2011, but will only be activated if triggered by the Rights Agreement in order to effect the aforementioned dilution. Capital Trust’s Board of Directors has the discretion to exempt any acquisition of common stock from the provisions of Rights Agreement. The Rights Agreement may be terminated by the Board at any time prior to the rights being triggered.

The rights will expire upon the earlier of:
•	the close of business on March 14, 2014;
•	the time at which these rights are redeemed or exchanged under the Rights Agreement;
•	the final adjournment of Capital Trust’s 2011 annual meeting of stockholders if stockholder approval of the Rights Agreement has not been received prior to that time;
•	the repeal of Section 382 or any successor statute, if Capital Trust’s Board of Directors determines that the Rights Agreement is no longer necessary for the preservation of the Tax Benefits;
•	the beginning of a taxable year with respect to which Capital Trust’s Board of Directors determines that no Tax Benefits may be carried forward;
•	such time as Capital Trust’s Board of Directors determines that a limitation on the use of the Tax Benefits under Section 382 would no longer be material to the Capital Trust; or
•	The issuance of the rights will not affect Capital Trust’s reported earnings per share and is not taxable to Capital Trust or its stockholders.
Additional information regarding the Rights Agreement will be contained in a Form 8-K and in a Registration Statement on Form 8-A that Capital Trust is filing with the Securities and Exchange Commission. In addition, Capital Trust stockholders of record as of March 14, 2011 will be mailed a detailed summary of the Rights Agreement.
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Forward-Looking Statements
This news release contains certain forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, including statements relating to future financial results and business prospects. The forward-looking statements contained in this news release are subject to certain risks and uncertainties including, but not limited to, the success of the Company’s debt restructuring, the continued credit performance of the Company’s loan and CMBS investments, its asset/liability mix, the effectiveness of the Company’s hedging strategy, the rate of repayment of the Company’s portfolio assets and the impact of these events on the Company’s cash flow, as well as other risks indicated from time to time in the Company’s Form 10-K and Form 10-Q filings with the Securities and Exchange Commission. The Company assumes no obligation to update or supplement forward-looking statements that become untrue because of subsequent events or circumstances.
About Capital Trust
Capital Trust, Inc. is a real estate finance and investment management company that specializes in credit sensitive structured financial products. To date, the Company’s investment programs have focused primarily on loans and securities backed by commercial real estate assets, and the Company has executed its business both as a balance sheet investor and as an investment manager. Capital Trust is a real estate investment trust traded on the New York Stock Exchange under the symbol “CT.” The Company is headquartered in New York City.